Exhibit 23.2

Consent of BDO Seidman, LLP

The Board of Directors and Stockholders
Parallel Petroleum Corporation

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2004 with respect to the consolidated balance sheet of Parallel Petroleum Corporation as of December 31, 2003, and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive income (loss) for the year ended December 31, 2003, which appears in the December 31, 2003 annual report on Form 10-K of Parallel Petroleum Corporation.

/s/ BDO Seidman, LLP

Houston, Texas
July 20, 2004